Chembio Announces Agreements to Develop Point-of-Care Diagnostic Tests for Dengue Fever Virus and a Specific Type of Cancer

MEDFORD, NY, October 28, 2014 -- Chembio Diagnostics, Inc. (NASDAQ:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that on October 27, 2014 it entered into an agreement to develop a POC diagnostic test for dengue fever virus.  The Company also announced that it has entered into an agreement with an international diagnostics company to develop a POC diagnostic test for a type of cancer.  Both development projects will incorporate Chembio's patented DPP® technology.  Under the terms of the agreements, financial details and the names of the collaborators are not being disclosed.
Javan Esfandiari, Chembio's Chief Science & Technology Officer and the inventor of the DPP® technology, commented, "We are pleased to enter into the agreement to develop a DPP® Dengue Fever Assay, which would be able to detect IgG/IGM and NS1 antigens. Based on our 2013 experience developing a DPP® Febrile Illness Assay in partnership with a U.S. government agency, we are confident in our ability to develop a stand-alone DPP® Dengue Fever Assay. We are also pleased to work with a leading diagnostics company to develop a state-of-the-art test for the early detection and monitoring of a specific type of cancer. The cancer project represents the first application of the DPP® technology outside of the infectious disease field and it is our hope that bringing the DPP® technology to the oncology market will aid in improving outcomes for patients battling cancer."
The DPP® point-of-care technology was developed at Chembio, granted initial patent protection in 2007, and has been successfully commercialized as two infectious disease products: DPP® HIV 1/2 Assay and DPP® HIV-Syphilis Combination Assay. The DPP® technology offers a significant advantage over traditional lateral flow technology, as it provides increased sensitivity and the ability to offer multiple test results with a single patient sample.

John Sperzel, Chembio's Chief Executive Officer, commented, "The World Health Organization estimates there are 3 billion people living in dengue endemic countries, and the CDC estimates there are 400 million dengue virus infections annually, making dengue virus a leading cause of illness and death in the tropics and subtropics. We believe a stand-alone DPP® Dengue Fever Assay and a dengue fever test as part of a DPP® Febrile Illness Assay, will be useful tools in combating this deadly disease. We also believe the DPP® technology has application in other clinical areas, and we are thrilled that an industry collaborator has recognized the potential value of DPP® within the oncology market."

Chembio's products are manufactured in the US by Chembio. For more information on any Chembio-branded products, please contact our customer service team at 1.844.CHEMBIO or visit us at:  www.chembio.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assays through distributors.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Vida Strategic Partners (media)
Tim Brons
(415) 675-7402
tbrons@vidasp.com